Exhibit 99.1

For Immediate Release

BSD Medical to Collaborate with General Electric on New MRI-Monitored Cancer Treatment System

SALT LAKE CITY, August 28, 2008—BSD Medical Corporation (NASDAQ:BSDM) today announced that the company has agreed to collaborate with GE Medical Systems in the integration of BSD Medical’s premier cancer treatment system with a GE magnetic resonance imaging (MRI) system.  The new system to be installed at Duke University will provide MRI monitoring of cancer treatments in progress as delivered by a BSD Medical system.  The will be the first collaborative engineering effort between GE and BSD Medical, although BSD Medical has worked with Siemens Medical Systems in prior integrations for MRI monitoring of cancer treatments with BSD Medical’s systems.

The BSD-2000/3D/MR is a hybrid integration of a BSD-2000/3D cancer treatment system with a magnetic resonance imaging system (MRI) used to visually monitor deep thermal therapy cancer treatments in progress with thermal imaging through MR-tomography.  The images are in color, and temperature within the images is differentiated visually by use of color coding.  MR-tomography is therefore a classical application for monitoring cancer treatments with BSD Medical’s systems, as these treatments involve delivery of precision-focused heat through RF/microwave energy.

About BSD Medical Corporation

BSD Medical Corp. is the leading developer of systems used to deliver precision-focused microwave/RF energy to diseased sites in the body, including cancer.  Its treatments are used to kill cancer directly and increase the effectiveness of companion radiation treatments for certain tumors.  The BSD-2000/3D/MR is part of the family of BSD-2000 systems that are a recipient of the Frost and Sullivan Innovation of the Year Award for cancer therapy devices.  For further information visit BSD Medical's website at www.BSDMedical.com.

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